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                                                                    EXHIBIT 99.1


                                           CONTACT:
                                           Michael E. Luttrell
                                           Vice President-Finance
                                           and Chief Financial Officer
                                           (713) 658-9444

July 21, 1999

                 SOUTHERN MINERAL ANNOUNCES RESTRUCTURING PLANS

Houston, Texas--Southern Mineral Corporation (NASDAQ: SMIN) announced that its Board of Directors has approved a restructuring of the Company that involves a $20.6 million equity infusion, the sale of certain properties in Texas and an exchange offer for its 6.875% Convertible Subordinated Debentures due 2007. The restructuring plan comes after an extensive process by the Company to evaluate strategic opportunities for the Company to maximize shareholder value. The Company expects that the restructuring, including the equity infusion, and the asset sale will improve the Company's financial condition and allow the Company to pursue new opportunities for growth in the future.

The sale of the Company's properties consists of the sale of certain proven and unproven property interests in Texas to ANR Production Company, for $16.28 million, subject to certain adjustments. The properties include all of the Company's interest in the Brushy Creek and Texan Gardens Fields in Dewitt, Lavaca and Hidalgo counties of Texas. The transaction is expected to close by early August 1999, following the satisfaction of certain conditions, but is not conditioned on the restructuring transactions described below. The Company expects that the proceeds from the sale will be used primarily for reduction of its domestic bank indebtedness with the remainder, if any, for general corporate purposes.

The financial restructuring involves a $20.6 million equity investment by affiliates of EnCap Investments L.L.C. (EnCap) in exchange for 43,829,787 newly issued shares of the Company's Common Stock pursuant to a Stock Purchase Agreement, which number of shares will represent a controlling interest in the Company. With over $1 billion in funds under management, EnCap Investments L.C. is an institutional funds management firm specializing in financing the upstream and midstream sectors of the oil and gas industry. EnCap is a wholly-owned subsidiary of El Paso Energy Corporation (NYSE:EPG).

The EnCap transaction is conditioned upon, among other things, exchange of at least 98% of the Company's outstanding Convertible Debentures for a combination of cash, Common Stock and warrants to purchase Common Stock and receipt of certain third party consents. For each $1,000 principal amount of Convertible Debentures (including

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accrued interest), the Company will offer to exchange (1) 377.8 shares of Common
Stock, (2) warrants to purchase 188.9 shares of Common Stock for a period of three years for an exercise price of $1.50 per share, and (3) $241.50 in cash. Consummation of the restructuring is also conditioned upon shareholder approval of the issuance of the additional shares to EnCap and the shares and warrants to the debenture holders. Certain fees will be payable to EnCap in connection with the transactions.

If the exchange offer is unsuccessful, but certain other conditions are met, the Company may proceed with the EnCap investment and the restructuring of its capital structure through a prepackaged plan of reorganization under Chapter 11 of the U. S. Bankruptcy Code.

This news release is neither an offer to purchase, sell or exchange any securities of Southern Mineral nor a solicitation of an offer to purchase, sell or exchange securities. Solicitations and acceptance of the exchange offer and the prepackaged plan will only be made by a proxy statement/ prospectus/ disclosure statement. Copies of the preliminary proxy/statement/ prospectus/ disclosure statement may be obtained from the Company.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Texas Gulf Coast, the Mid-Continent, Canada and Ecuador. The Company's principal assets include interests in the Big Escambia Creek field in Alabama and the Pine Creek field in Alberta, Canada. The Company's Common Stock is listed on the NASDAQ National Market under the symbol SMIN, and its Convertible Debentures are listed on the NASDAQ Smallcap Market under the symbol SMING.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The projections and statements reflect the Company's current views with respect to future events and financial performance that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, price volatility, production levels, closing of the transaction, capital availability, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. Actual results may differ materially from those projected.